Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lori Novickis
Director, Corporate
Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ APPOINTS INDEPENDENT DIRECTOR BENAREE WILEY
Cleveland, Ohio (May 15, 2008)—CBIZ, Inc. (NYSE: CBZ) today announced that it has appointed Ms. Benaree (Bennie) Pratt Wiley as a director of the Company. The appointment of Ms. Wiley, 62, brings the total number of directors on CBIZ’s Board to nine, seven of whom are independent directors.
Ms. Wiley is a Principal of The Wiley Group, a firm specializing in personnel strategy, talent management, and leadership development primarily for global insurance and consulting firms. Ms. Wiley served as the President and Chief Executive Officer of The Partnership, Inc., a talent management organization for multicultural professionals in the greater Boston region for fifteen years before retiring in 2005.
Ms. Wiley is currently a director on the boards of the Dreyfus/Laurel Funds, Dreyfus Cash Management Funds, Blue Cross and Blue Shield of Massachusetts and PepsiCo African American Advisory Board. Her civic activities include serving on the boards of The Boston Foundation and the Efficacy Institute.
Ms. Wiley is a graduate of Howard University and received her MBA at Harvard University. She and her husband have two children and reside in Brookline, Massachusetts.
Steve Gerard, CBIZ Chairman and CEO stated, “We are so pleased that Bennie has agreed to join our Board of Directors. Her successful career in the areas of talent management, leadership development and diversity planning will add important experience and insight to our already outstanding board. As a professional services company, our most important asset is our associates and I look forward to her contribution as we continue to grow our business”.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with financial services which include accounting and tax, internal audit, merger and acquisition advisory, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states.